Exhibit 99.1

NEWS RELEASE

KOSMOS ENERGY ANNOUNCES FOURTH QUARTER AND FULL YEAR 2016 RESULTS

DALLAS--(BUSINESS WIRE)—February 27, 2017-- Kosmos Energy Ltd. (“Kosmos”) (NYSE: KOS) announced today financial and operating results for the fourth quarter of 2016. For the fourth quarter of 2016, the Company generated a net loss of $56.7 million, or $0.15 per diluted share as compared to net income of $24.0 million or $0.06 per share in the same period last year. When adjusted for certain items that impact the comparability of results, the Company generated an adjusted net loss(1) of $5.6 million or $0.01 per diluted share for the fourth quarter of 2016.

Highlights for the year ended 2016 include:

•	First oil from the TEN project in August 2016, our second major development in Ghana
•	Drilled the successful Teranga-1 exploration well, delivering a total gross discovered resource of approximately 25 Tcf offshore Mauritania and Senegal
•	Appraised the Greater Tortue field successfully with the Guembeul-1 and Ahmeyim-2 wells
•	Signed partnership deal with BP in Mauritania and Senegal to deliver the Greater Tortue gas development and accelerate the second phase of exploration
•	Delivered a net reserve replacement ratio of 105%, representing the fourth consecutive year with greater than 100% reserve replacement
•	Maintained a strong financial position, exiting with liquidity of $1.2 billion

“In 2016, Kosmos’ diligent execution of its business strategy differentiated the company’s performance despite a challenging industry environment,” said Andrew G. Inglis, chairman and chief executive officer. “With first oil from the TEN project, free cash flow from Ghana is now enhancing our strong financial position. Additionally, with our strategic partnership with BP in Mauritania and Senegal, the company is well positioned to deliver sustainable growth through the delivery of the Tortue gas development. Looking ahead, 2017 promises to be a  transformational year as we plan to drill some of the industry’s most prospective exploration wells in our second phase of exploration targeting liquids offshore Mauritania and Senegal.”

Fourth quarter 2016 oil revenues were $156 million versus $122 million in the same quarter of 2015, on sales of 3.0 million barrels of oil in 2016 as compared to 2.8 million barrels in 2015.  Fourth quarter 2016 oil revenues exclude $41 million of derivative settlements. Realized oil revenues, including the impact of the Company’s hedging program, were $66.63 per barrel of oil sold in the fourth quarter of 2016 compared to $67.85 per barrel of oil sold in the year-ago quarter. At the end of the quarter, the Company was in a net underlift position of approximately 0.4 million barrels of oil.

Other income during the quarter was $55 million for loss of production income (LOPI) insurance proceeds associated with the Jubilee turret bearing issue, which covers the production period through November 2016.

Production expense for the fourth quarter was $44 million, or $14.75 per barrel, versus $30 million, or $10.50 per barrel, in the fourth quarter of 2015. The increase in total production expense was primarily attributable to selling our initial cargo from TEN, which included one-time startup costs associated with field commissioning. The increase on a per barrel basis was the result of higher expenses from the TEN field and the additional operating costs related to the Jubilee turret bearing issue.

Facilities insurance modifications expense during the fourth quarter was $9  million. These costs are related to converting the Jubilee FPSO into a permanently spread moored production facility.

Exploration expenses totaled $76 million for the fourth quarter, compared to $24 million in the same period of 2015. Included in the quarter were approximately $44 million of costs associated with the stacking of the Atwood Achiever as well as $31 million in seismic and geologic and geophysical costs primarily related to Mauritania and Senegal.

Depletion and depreciation expense for the quarter was $74 million, or $25.08 per barrel. This was an increase from $15.98 per barrel in the fourth quarter of 2015, primarily attributable to realizing the first TEN lifting, which has a higher depletion rate than Jubilee and drove the blended rate higher.

General and administrative expenses were $28 million during the fourth quarter, an 8  percent decrease compared to the same period in 2015 and full-year general and administrative expenses were down 36 percent from 2015, due to cost management and reduced equity-based compensation expense.

Fourth quarter results included a mark-to-market loss of $14 million related to the Company’s oil derivative contracts. At December 31, 2016, the Company’s hedging position had a total mark-to-market value of $2 million.

Total capital expenditures in the fourth quarter were $88 million.  Full year capital expenditures totaled $645 million, in-line with company forecasts.

Kosmos exited the fourth quarter of 2016 with $1.2 billion of liquidity and $1.1 billion of net debt.

Operational Update

Ghana

During the fourth quarter of 2016, gross sales volumes from Ghana averaged approximately 124,000 barrels of oil per day (bopd), including volumes from the Jubilee and TEN fields which averaged approximately 78,000 bopd and 46,000 bopd, respectively.

The Jubilee FPSO turret remediation work is progressing, and the FPSO is expected to be spread-moored on its current heading by March 2017. This work will allow the tugboats currently required to hold the vessel on a fixed heading to be removed, which should simplify the current operation. Furthermore, a second DP shuttle tanker has been procured and is in the field in order to increase the efficiency of offloading operations.

The next phase of the remediation work involves modifications to the turret for long-term spread-moored operations. At present, the partnership is evaluating options to select the optimal long-term orientation and to determine if a rotation of the FPSO is necessary. This evaluation is ongoing amongst the partnership and the Government of Ghana, and final decisions and approvals are expected in the first half of 2017. A facility shutdown of up to 12 weeks may be required during 2017. However, significant efforts are ongoing within the partnership to reduce the duration of the shutdown.

Kosmos anticipates that the financial impact of lower Jubilee production as well as the additional expenditures associated with the repair to the FPSO and the additional costs of the interim operating procedures will continue to be mitigated through a combination of the Hull and Machinery (H&M) insurance, procured on behalf of the partnership, and the Loss of Production Income (LOPI) insurance procured by Kosmos. During the quarter, Kosmos continued to advance the insurance recovery process, and coverage under both policies has been confirmed and payments are being received. As of 2016 year-end, Kosmos has net approved claims of $91 million from our LOPI and H&M insurers with $87 million of cash received at year-end.

After achieving first oil from TEN in August 2016, the oil production and water injection systems have been commissioned and commissioning of the gas compression and injection systems are ongoing. In early January 2017, the capacity of the FPSO was successfully tested at an average rate of over 80,000 bopd during a twenty four hour flow test. Production testing and initial results from the 11 wells at TEN suggest reserves estimates for both the Ntomme and Enyenra fields are in line with previously guided expectations. Due to certain issues with managing pressures in the Enyenra reservoir and because no new wells can be drilled until after the previously disclosed International Tribunal for the Law of the Sea (ITLOS) ruling expected later in 2017, the operator has elected to manage the existing wells in a conservative manner to optimize long-term recovery over the lifetime of the field. However, the partnership is currently evaluating ways to increase oil production in 2017.

Mauritania and Senegal

In December 2016 Kosmos entered into a partnership with BP (LSE:BP) in Mauritania and Senegal following a competitive farm-out process. The partnership combines Kosmos’ exploration expertise with BP’s deepwater development, and LNG production and marketing experience, both important skill sets for advancing the development of the discovered gas and exploring the rest of the Mauritania and Senegal blocks for oil and liquids. In Mauritania, BP acquired a 62% participating interest in our four Mauritania licenses (C6, C8, C12 and C13). In Senegal, BP acquired a 49.99% interest in Kosmos BP Senegal Limited, our controlled affiliate company which holds a  65% participating interest in the Cayar Offshore Profond and the Saint Louis Offshore Profond blocks offshore Senegal (after closing of the exercise in December 2016 of an option to acquire an additional 5% participating interest from Timis Corporation). In consideration for these transactions, Kosmos will receive fixed consideration of $916 million, including $162 million in cash up front,  a $221 million exploration and appraisal carry, and up to $533 million in a development carry. Kosmos will also receive variable consideration up to $2 per barrel for up to 1 billion barrels of liquids, structured as a production royalty, subject to future liquids discovery and prevailing oil prices. These transactions are expected to advance the development of the discovered gas resources, accelerate a multi-well exploration program to test the basin’s liquids potential and further strengthen our balance sheet by reducing our capital expenditure requirements and provide funding for our Mauritania and Senegal exploration and development program over the near to medium term.

During the fourth quarter Kosmos began 3D seismic surveys over Blocks C8 and C13 offshore Mauritania which completed in January 2017. Seismic acquisition over Blocks C6 and C12 in Mauritania began in January 2017 with completion expected in the first quarter of 2017.

Suriname

During the fourth quarter Kosmos began 3D seismic surveys over Blocks 42 and 45 in Suriname which were completed in January 2017.

Year-End 2016 Reserves

The Company’s proved net reserves at the end of 2016 were 77 million barrels of oil equivalent. These volumes also include natural gas reserves of approximately 2.5 million barrels of oil equivalent, which represent only the gas anticipated to be used for power generation on the Jubilee and TEN FPSO vessels.

Kosmos replaced 105% of production, on a net proved basis, primarily the result of positive revisions at TEN driven by additional technical data and analysis. The Company’s reported reserves are prepared by Ryder Scott Company, L.P., an independent reserve engineering firm.

2017 Capital Program

Kosmos’ previously announced $175 million net capex budget for 2017 is unchanged,  and represents more than a 75% reduction from our 2015 net capex.  Approximately $75 million of the budget is allocated to Ghana, excluding Jubilee Turret remediation costs which are expected to be recovered from insurance, and approximately $100 million is allocated to exploration, including seismic and new ventures costs. Additionally, in 2017 we expect one-time costs of approximately $200 million related to the rig stacking, subsidy costs and costs related to the cancellation of the previous Atwood Achiever extension which will be offset by the proceeds of the Mauritania and Senegal farm-out.

(1)	A Non-GAAP measure, see attached reconciliation of adjusted net income.

Conference Call and Webcast Information

Kosmos will host a conference call and webcast to discuss fourth quarter and full year 2016 financial and operating results today at 10:00 a.m. Central time (11:00 a.m. Eastern time). A live webcast of the event can be accessed on the Investors page of Kosmos’ website at investors.kosmosenergy.com. The dial-in telephone number for the call is +1.877.407.3982. Callers outside the United States should dial +1.201.493.6780. A replay of the webcast will be available on the Investors page of Kosmos’ website for approximately 90 days following the event.

About Kosmos Energy

Kosmos is a leading independent oil and gas exploration and production company focused on frontier and emerging areas along the Atlantic Margins. Our assets include existing production and development projects offshore Ghana, large discoveries and significant further hydrocarbon exploration potential offshore Mauritania and Senegal, as well as exploration licenses with significant hydrocarbon potential offshore Sao Tome and Principe, Suriname, Morocco and Western Sahara. As an ethical and transparent company, Kosmos is committed to doing things the right way. The Company’s Business Principles articulate our commitment to transparency, ethics, human rights, safety and the environment. Read more about this commitment in the Kosmos . For additional information, visit www.kosmosenergy.com.

Non-GAAP Financial Measures

EBITDAX, Adjusted net income (loss) and Adjusted net income (loss) per share are supplemental non-GAAP financial measures used by management and external users of the Company's consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines EBITDAX as net income (loss) plus (i) depletion and depreciation, (ii) exploration expenses, (iii) interest and other financing costs, net, (iv) unrealized (gain) loss on commodity derivatives, (v) income tax expense, (vi) equity-based compensation, (vii) (gain) loss on sale of oil and gas properties, (viii) restructuring charges and (ix) similar other material items, which management believes affect the comparability of operating results. The Company defines adjusted net income (loss) as net income (loss) after adjusting for the impact of certain non-cash and non-recurring items, including non-cash changes in the fair value of derivative instruments, cash settlements on commodity derivatives, gain on sale of assets, and other similar non-cash and non-recurring charges, and then the non-cash and related tax impacts in the same period.

We believe that EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share and other similar measures are useful to investors because they are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the oil and gas sector and will provide investors with a useful tool for assessing the comparability between periods, among securities analysts, as well as company by company. Because EBITDAX, Adjusted net income (loss), and Adjusted net income (loss) per share excludes some, but not all, items that affect net income, these measures as presented by us may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that Kosmos expects, believes or anticipates will or may occur in the future are forward-looking statements. Kosmos’ estimates and forward-looking statements are mainly based on its current expectations and estimates of future events and trends, which affect or may affect its businesses and operations. Although Kosmos believes that these estimates and forward-looking statements are based upon reasonable assumptions, they are subject to several risks and uncertainties and are made in light of information currently available to Kosmos. When used in this press release, the words “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words are intended to identify forward-looking statements. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Kosmos, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements. Further information on such assumptions, risks and uncertainties is available in Kosmos’ Securities and Exchange Commission (“SEC”) filings. Kosmos undertakes no obligation and does not intend to update or correct these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by applicable law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

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Kosmos Energy Ltd.

Consolidated Statements of Operations

(In thousands, except per share amounts, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Revenues and other income:
Oil and gas revenue	$156,118	$121,748	$310,377	$446,696
Gain on sale of assets	—	—	—	24,651
Other income	54,799	120	74,978	209
Total revenues and other income	210,917	121,868	385,355	471,556

Costs and expenses:
Oil and gas production	43,720	29,855	119,367	105,336
Facilities insurance modifications	9,015	—	14,961	—
Exploration expenses	75,782	23,819	202,280	156,203
General and administrative	27,951	30,271	87,623	136,809
Depletion and depreciation	74,373	45,432	140,404	155,966
Interest and other financing costs, net	13,879	7,534	44,147	37,209
Derivatives, net	14,269	(81,070)	48,021	(210,649)
Other expenses, net	9,348	62	23,116	5,246
Total costs and expenses	268,337	55,903	679,919	386,120

Income (loss) before income taxes	(57,420)	65,965	(294,564)	85,436
Income tax expense (benefit)	(720)	41,965	(10,784)	155,272
Net income (loss)	$(56,700)	$24,000	$(283,780)	$(69,836)

Net income (loss) per share:
Basic	$(0.15)	$0.06	$(0.74)	$(0.18)
Diluted	$(0.15)	$0.06	$(0.74)	$(0.18)

Weighted average number of shares used to compute net income (loss) per share:
Basic	386,214	383,997	385,402	382,610
Diluted	386,214	391,983	385,402	382,610

Kosmos Energy Ltd.

Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31,	December 31,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$194,057	$275,004
Receivables, net	143,337	138,032
Other current assets	137,793	321,112
Total current assets	475,187	734,148

Property and equipment, net	2,708,892	2,322,839
Other non-current assets	157,386	146,063
Total assets	$3,341,465	$3,203,050

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$220,627	$295,689
Accrued liabilities	129,706	159,897
Other current liabilities	19,692	1,155
Total current liabilities	370,025	456,741

Long-term liabilities:
Long-term debt	1,321,874	860,878
Deferred tax liabilities	482,221	502,189
Other non-current liabilities	86,146	57,729
Total long-term liabilities	1,890,241	1,420,796

Total shareholders’ equity	1,081,199	1,325,513
Total liabilities and shareholders’ equity	$3,341,465	$3,203,050

Kosmos Energy Ltd.

Condensed Consolidated Statements of Cash Flow

(In thousands, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Operating activities:
Net income (loss)	$(56,700)	$24,000	$(283,780)	$(69,836)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation and amortization	76,924	47,983	150,608	166,290
Deferred income taxes	(6,740)	33,557	(23,561)	110,786
Unsuccessful well costs	3,470	7,531	6,079	94,910
Change in fair value of derivatives	9,380	(83,251)	46,559	(210,957)
Cash settlements on derivatives, net(1)	44,373	71,676	188,895	224,741
Equity-based compensation	9,693	12,657	40,084	75,057
Gain on sale of assets	—	—	—	(24,651)
Loss on extinguishment of debt	—	—	—	165
Other	(3)	1,144	13,355	7,875
Changes in assets and liabilities:
Net changes in working capital	37,303	53,003	(86,162)	66,399
Net cash provided by operating activities	117,700	168,300	52,077	440,779

Investing activities:
Oil and gas assets	(29,719)	(264,300)	(535,975)	(823,642)
Other property	(995)	(690)	(1,998)	(1,483)
Proceeds from sale of assets	—	—	210	28,692
Net cash used in investing activities	(30,714)	(264,990)	(537,763)	(796,433)

Financing activities:
Borrowings on long-term debt	—	—	450,000	100,000
Payments on long-term debt	—	—	—	(200,000)
Net proceeds from issuance of senior secured notes	—	—	—	206,774
Purchase of treasury stock	(51)	(129)	(1,981)	(18,110)
Deferred financing costs	—	1	—	(9,030)
Net cash provided by (used in) financing activities	(51)	(128)	448,019	79,634

Net increase (decrease) in cash, cash equivalents and restricted cash	86,935	(96,818)	(37,667)	(276,020)
Cash, cash equivalents and restricted cash at beginning of period	186,260	407,680	310,862	586,882
Cash, cash equivalents and restricted cash at end of period	$273,195	$310,862	$273,195	$310,862

(1)

Cash settlements on commodity hedges were $41.4 million and $71.2 million for the three months ended December 31, 2016 and 2015, respectively, and $187.9 million and $225.5 million for the years ended December 31, 2016 and 2015, respectively.

Kosmos Energy Ltd.

EBITDAX

(In thousands, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss)	$(56,700)	$24,000	$(283,780)	$(69,836)
Exploration expenses	75,782	23,819	202,280	156,203
Facilities insurance modifications	9,015	—	14,961	—
Depletion and depreciation	74,373	45,432	140,404	155,966
Equity-based compensation	9,693	12,657	40,084	75,057
Derivatives, net	14,269	(81,070)	48,021	(210,649)
Cash settlements on commodity derivatives	41,436	71,169	187,950	225,493
Inventory impairment and other	(279)	—	10,718	—
Disputed charges and related costs	9,473	—	11,299	—
Gain on sale of assets	—	—	—	(24,651)
Interest and other financing costs, net	13,879	7,534	44,147	37,209
Income tax expense (benefit)	(720)	41,965	(10,784)	155,272
EBITDAX	$190,221	$145,506	$405,300	$500,064

Adjusted Net Income

(In thousands, except per share amounts, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015
Net income (loss)	$(56,700)	$24,000	$(283,780)	$(69,836)

Derivatives, net	14,269	(81,070)	48,021	(210,649)
Cash settlements on commodity derivatives	41,436	71,169	187,950	225,493
Gain on sale of assets	—	—	—	(24,651)
Facilities insurance modifications	9,015	—	14,961	—
Inventory impairment and other	(279)	—	10,718	4,316
Disputed charges and related costs	9,473	—	11,299	—
Total selected items before tax	73,914	(9,901)	272,949	(5,491)

Income tax expense on adjustments(1)	(22,812)	3,465	(89,581)	(6,648)
Income tax expense related to tax shortfall associated with IPO equity awards	—	—	—	16,371
Adjusted net income (loss)	$(5,598)	$17,564	$(100,412)	$(65,604)

Net income (loss) per diluted share	$(0.15)	$0.06	$(0.74)	$(0.18)

Derivatives, net	0.04	(0.21)	0.12	(0.56)
Cash settlements on commodity derivatives	0.11	0.19	0.49	0.59
Gain on sale of assets	—	—	—	(0.06)
Facilities insurance modifications	0.02	—	0.04	—
Inventory impairment and other	—	—	0.03	0.01
Disputed charges and related costs	0.02	—	0.03	—
Total selected items before tax	0.19	(0.02)	0.71	(0.02)

Income tax expense on adjustments(1)	(0.05)	0.01	(0.23)	(0.01)
Income tax expense related to tax shortfall associated with IPO equity awards	—	—	—	0.04
Adjusted net income (loss) per diluted share	$(0.01)	$0.05	$(0.26)	$(0.17)

Weighted average number of diluted shares	386,214	391,983	385,402	382,610

(1)	Income tax expense is calculated at the statutory rate in which such item(s) reside. Statutory rate for Ghana is 35%.

Oil Revenue Summary

(In thousands, except barrel and per barrel data, unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2016	2015	2016	2015

Net Oil Volume Sold (MMBbls)	2.965	2.843	6.756	8.538

Oil revenue	$156,118	$121,748	$310,377	$446,696
Cash settlements on commodity derivatives	41,436	71,169	187,950	225,493
Realized oil revenue	$197,554	$192,917	$498,327	$672,189

Per Barrel:
Oil revenue	$52.65	$42.82	$45.94	$52.32
Cash settlements on commodity derivatives	13.98	25.03	27.82	26.41
Realized oil revenue	$66.63	$67.85	$73.76	$78.73

Underlifted by approximately 394 thousand barrels as of December 31, 2016.

Hedging Summary

As of December 31, 2016(1)

(Unaudited)

	Volume	Floor(2)	Short Put	Ceiling	Long Call
	(MMBbls)
2017 :
Swaps with puts/calls	2.000	$72.50	$55.00	$—	$90.00
Swaps with puts	2.000	$64.95	$50.00	$—	$—
Three-way collars	3.002	$45.00	$30.00	$57.50	$—

2018 :
Three-way collars	2.913	$56.57	$41.57	$65.90	$—

(1)	Please see the Company’s filed 10-Q for full disclosure on hedging material. Includes hedging position as of December 31, 2016 and hedges added since quarter-end.

(2)	“Floor” represents floor price for collars or swaps and strike price for purchased puts.

Note:  Excludes 2.0 MMBbls of sold (short) calls with a strike price of $85.00/Bbl in 2017, 2.0 MMBbls of sold (short) calls with a strike price of $65.00/Bbl in 2018, and 0.9 MMBbls of sold (short) calls with a strike price of $80.00/Bbl in 2019.

Source: Kosmos Energy Ltd.

Investor Relations

Neal Shah

+1-214-445-9628

nshah@kosmosenergy.com

Rhys Williams

+1-214-445-9693

rwilliams@kosmosenergy.com

Media Relations

Thomas Golembeski

+1-214-445-9674

tgolembeski@kosmosenergy.com